Exhibit (n)

KPMG LLP

Aon Center

Suite 5500

200 E. Randolph Street

Chicago, IL 60601-6436

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated December 12, 2025, with respect to the consolidated financial statements of Powerlaw Corp. as of September 30, 2025, incorporated herein by reference, and to the references to our Firm under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm” in the Prospectus and “Independent Auditors” and “Financial Statements” in the Statement of Additional Information.

Chicago, Illinois

August 10, 2026

KPMG LLP, a Delaware limited liability partnership, and its subsidiaries are part of the KPMG global organization of independent member firms affiliated with KPMG

International Limited, a private English company limited by guarantee.